UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2007

TXP CORPORATION (Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-49743 (Commission File Number)	88-0443110 (IRS Employer Identification No.)

1299 Commerce Drive, Richardson, Texas 75081 Telephone No.: (214) 575-9300 (Address and telephone number of Registrant's principal executive offices and principal place of business)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

ྎ	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

ྎ	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

ྎ	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

ྎ	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported by TXP Corporation (the “Company”) in its Current Report on Form 8-K filed with the Securities and Exchange Commission on April 5, 2007, on March 30, 2007 the Company consummated a Securities Purchase Agreement (the “Purchase Agreement”) with Cornell Capital Partners L.P. (“Cornell”) providing for the sale by the Company to Cornell of its 6% secured convertible notes in the aggregate principal amount of $5,000,000 (the “Notes”). Under the Purchase Agreement, the Company also issued to Cornell five-year warrants to purchase (i) 1,500,000 shares of common stock at a price equal to $0.60 per share; (ii) 1,000,000 shares of common stock at a price equal to $0.75 per share; (iii) 750,000 shares of common stock at a price equal to $0.85 per share; and (iv) 600,000 shares of common stock at a price equal to $1.00 per share.

The Notes bear interest at a rate equal to 6% per annum and are convertible at any time into shares of common stock of the Company at a conversion price per share equal to $0.41 (the “Conversion Price”); provided however, that in the event that the Company has not raised at least $1,000,000 in additional equity capital between the closing date and the date that is 120 days after the closing date, the Conversion Price shall automatically become $0.25 per share.

On July 13, 2007, the Company and Cornell entered into an amendment to the Notes pursuant to which the Company was granted 210 days after the closing date to raise at least $1,000,000 in additional equity capital. In exchange, the Company agreed that the Notes will bear interest at a rate equal to 10% per annum beginning on July 29, 2007, which represents the 121st day from March 30, 2007, until such date as the additional equity capital is raised in full, at which such time the interest rate shall revert back to 6% per annum.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

Not applicable.

(b) Pro forma financial information.

Not applicable.

(c) Shell company transactions.

Not applicable.

(d) Exhibits.

Exhibit Number	Description
10.1	Amendment to Senior Convertible Note Issued March 30, 2007 by and between TXP Corporation and Cornell Capital Partners, L.P. dated as of July 13, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TXP CORPORATION

Date: July 18, 2007	By:	/s/ Michael Shores
Michael Shores
Chief Executive Officer